CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - July 2006
                                   -----------


                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,913,674.896 units) at June 30, 2006          $ 5,635,657,703
Additions of 4,445.695 units on July 31, 2006                        13,064,942
Redemptions of (11,504.213) units on July 31, 2006                  (33,808,466)
Offering Costs                                                         (601,230)
Net Income (Loss) - July 2006                                       (11,160,337)
                                                                ---------------

Net Asset Value (1,906,616.378 units) at July 31, 2006          $ 5,603,152,612
                                                                ===============

Net Asset Value per Unit at July 31, 2006                       $      2,938.79
                                                                ===============


                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                    $    14,002,081
    Change in unrealized                                            (65,809,546)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                          3,033,024
    Change in unrealized                                             47,195,312
  Interest income                                                    24,083,865
                                                                ---------------

                                                                      22,504,736
                                                                ---------------

Expenses:
  Brokerage fee                                                      33,478,593
  Performance fee                                                             0
  Operating expenses                                                    186,480
                                                                ---------------

                                                                      33,665,073
                                                                ---------------

Net Income (Loss) - July 2006                                   $   (11,160,337)
                                                                ===============

                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on July 31, 2006                         $  2,938.79

Net Asset Value per Unit on June 30, 2006                         $  2,944.94

Unit Value Monthly Gain (Loss) %                                        (0.21)%

Fund 2006 calendar YTD Gain (Loss) %                                    (2.28)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Macro situation still in flux...continuing volatility with little direction

July saw modest gains in currencies and base metals offset by losses in fixed income as economic releases depicted slowing economic growth and a cooling housing market, leading to a reduced probability of another rate increase in August.

North Korean missile tests, continuing Iranian nuclear defiance, renewed turbulence in Nigeria and the Israel/Lebanon tinderbox all pushed energy prices higher before finding resistance and finishing virtually unchanged for the month. Small losses to our portfolios resulted.

Equity indices were also volatile but ended the month largely unchanged, leading to flat performance.

With the global market environment still in a state of flux, we take comfort from our systematic discipline which has, in most cases, been proven over the past three and a half decades of changing market conditions and economic cycles. While our results in July were by no means memorable, it may have been a month of relatively strong performance within our peer group.

If you have any questions, please do not hesitate to contact me.


Sincerely,

Bruce Cleland
President & CEO
Campbell & Company, Inc.
General Partner